As filed with the Securities and Exchange Commission on November 4, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GREENLIGHT CAPITAL RE, LTD.
(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

65 Market Street, Suite 1207
Jasmine Court, Camana Bay
P.O. Box 31110
Grand Cayman, KY1-1205
Cayman Islands
(345) 943-4573
(Address of principal executive offices, including zip code)

Greenlight Capital Re, Ltd.
Amended and Restated 2004 Stock Incentive Plan
(Full title of the plan)

Corporation Service Company
1180 Avenue of Americas
Suite 210
New York, New York 10036
(800) 927-9801
(Telephone number, including area code, of agent for service)

Copies to:

Laura Accurso, Esq. Greenlight Capital Re, Ltd. 65 Market Street, Suite 1207, Jasmine Court, Camana Bay P.O. Box 31110 Grand Cayman, KY1-1205, Cayman Islands (345) 943-4573	Kerry E. Berchem, Esq. Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, New York 10036 (212) 872-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging Growth Company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A Ordinary Shares, par value $0.10 per share	3,275,496	$6.62	$21,683,783.52	$2,365.70
(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Class A Ordinary Shares as may become issuable pursuant to the adjustment provisions of the Greenlight Capital Re, Ltd. Amended and Restated 2004 Stock Incentive Plan.
(2) Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(c) and 457(h) under the Securities Act. The price for the Class A Ordinary Shares being registered hereby is based on a price of $6.62, which is the average of the high and low trading prices per Class A Ordinary Share of Greenlight Capital Re, Ltd. as reported by The Nasdaq Global Select Market on October 29, 2020.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is filed by Greenlight Capital Re, Ltd. (the “Company” or the “Registrant”) to register 3,275,496 shares of its Class A Ordinary Shares, par value $0.10 per share (the “Class A Ordinary Shares”), issuable under the Amended and Restated 2004 Stock Incentive Plan (the “Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The Company will provide all participants in the Plan with the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with the note to Part I of Form S-8 and Rule 428 of the Securities Act, the Company is not filing such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.
Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

•the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the Commission on March 9, 2020;
•the Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2019 filed with the Commission on April 29, 2020; and
•The description of the Class A Ordinary Shares contained in the Company’s Registration Statement on Form S-1 (Registration No. 333- 139993), as thereafter amended or supplemented, including in the prospectus constituting part of such Registration Statement filed pursuant to Rule 424(b) under the Securities Act on May 24, 2007.

In addition, all documents filed by the Company with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise stated therein) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities that remain unsold shall be considered to be incorporated by reference into this filing and to be a part of this Registration Statement from the dates of the filing of such documents. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and the Registrant is not subject to the liabilities of Section 18 of the Exchange Act with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. The Registrant is not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this Registration Statement, unless otherwise indicated on such Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.Description of Securities.
Not applicable.
Item 5.Interests of Named Experts and Counsel.
Not applicable.
Item 6.Indemnification of Directors and Officers.
Article 33 of the Registrant’s Third Amended and Restated Memorandum and Articles of Association (the “Articles”) provides, among other things, that: its directors, officers, secretary, any person appointed to a committee by the Board of Directors, and employees and agents and its liquidator or trustees (if any) who have acted in relation to any of the affairs of the Registrant and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Registrant from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators shall or may incur or sustain by or by reason of any act done, concurred in or omitted (actual or alleged) in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom moneys or effects belonging to the Registrant shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Registrant shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto; provided, that, this indemnity shall not extend to any matter in respect of any willful negligence, willful default, fraud or dishonesty which may attach to such persons.

Article 3 of the Deed of Indemnity (the “Deed”) by and between the Registrant and each indemnitee provides contractual indemnification for such indemnitee meant to supplement that indemnification found in the Articles. The Deed provides that the Registrant will indemnify and hold harmless any indemnitee to the fullest extent permitted by law, against any and all expenses and losses, and any local or foreign stamp duties or taxes imposed as a result of the actual or deemed receipt of any payments under the Deed, that are paid or incurred by the indemnitee in connection with such proceeding. The Registrant will indemnify and hold harmless any indemnitee for all expenses paid or incurred by indemnitee in connection with each successfully resolved claim, issue or matter on which indemnitee was successful. The Deed further provides that the Registrant will not provide indemnification for any proceeding initiated or brought voluntarily by the indemnitee against the Registrant or its directors, officers or employees, or for any accounting of profits made from the purchase and sale by the indemnitee of the Registrant’s securities.

Article 4 of the Deed provides that the Registrant will advance, to the fullest extent permitted by law, to the indemnitee any and all expenses paid or incurred by indemnitee in connection with any proceeding (whether prior to or after its final disposition), provided that the indemnitee is otherwise entitled to indemnification under the Deed.

Article 5 of the Deed provides that to the fullest extent permitted by law, if the indemnification provided for in the Deed is unavailable to the indemnitee for any reason whatsoever, the Registrant in lieu of indemnifying indemnity, will contribute the amount of expenses or losses incurred or paid by indemnitee in connection with any proceeding in proportion to the relative benefits received by us and all of our officers, directors, and employees of the Registrant other than the indemnitee who are or would be jointly liable with indemnitee, on the one hand, and indemnitee, on the other hand, from the transaction from which such proceeding arose; provided, however, that the proportion determined on the basis or relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative the Registrant’s fault and all of its officers, directors, and employees other than the indemnitee who are jointly liable with indemnitee, on the one hand, and indemnitee, on the other hand, in connection with the events that resulted in such expenses and losses, as well as any other equitable considerations which applicable law may require to be considered.

The Registrant also maintains directors’ and officers’ insurance to insure such persons against certain liabilities, which includes coverage for liability under the federal securities laws.

Item 7.Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits.
Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1
Third Amended and Restated Memorandum and Articles of Association as revised by special resolution on July 10, 2008 (incorporated by reference to Exhibit 3.1 of the Company’s Form 10-Q filed on August 7, 2008).

4.2	Form of Specimen Certificate of Class A ordinary shares (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement No. 333-139993).
4.3
Share Purchase Option, dated August 11, 2004, by and between the Registrant and First International Capital Holdings, Ltd. (incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement No. 333-139993).

4.4
Indenture, dated as of August 7, 2018, between Greenlight Capital Re, Ltd. and Wilmington Savings Fund Society, FSB, as trustee (incorporated by reference to Exhibit 4.1 of the Company Form 8-K filed on August 7, 2018).

4.5	Description of Registrant’s Securities (incorporated by reference to Exhibit 4.4 to the Company’s Form 10-K filed on March 9, 2020).
4.6	Greenlight Capital Re, Ltd. Amended and Restated 2004 Stock Incentive Plan (incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement filed on September 9, 2020).
4.7	Form of Stock Option Agreement (incorporated by reference to Exhibit 10.7 of the Company’s Registration Statement No. 333-139993).
4.8	Greenlight Capital Re, Ltd. Form of Employees’ Restricted Stock Unit Award (incorporated by reference to Exhibit 4.10 of the Company’s Registration Statement No. 333-231214 filed on May 3, 2019).
4.9*	Greenlight Capital Re, Ltd. Form of Directors’ Restricted Stock Award
4.10*	Greenlight Capital Re, Ltd. Form of Employees’ Restricted Stock Award.
5.1*	Opinion of Walkers.
23.1*	Consent of Walkers (included on Exhibit 5.1).
23.2*	Consent of BDO USA, LLP.
23.3*	Consent of Ernst & Young Ltd. with respect to financial statements of Solasglas Investments, LP.
24.1*	Power of Attorney (included on the signature page of this Registration Statement).

*Filed herewith.

Item 9.Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of George Town, Grand Cayman, Cayman Islands on this 4th day of November, 2020.

GREENLIGHT CAPITAL RE, LTD.
By: /s/ Simon Burton
Simon Burton Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints Simon Burton and Tim Courtis, and each of them, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on November 4, 2010. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

NAME	TITLE
/s/ Simon Burton	Chief Executive Officer (principal executive officer) and Director
Simon Burton
/s/ Neil Greenspan	Chief Financial Officer (principal financial and accounting officer)
Neil Greenspan
/s/ David M. Einhorn	Director
David M. Einhorn

NAME	TITLE
/s/ Ian Isaacs	Director
Ian Isaacs
/s/ Leonard Goldberg	Director
Leonard Goldberg
/s/ Alan Brooks	Director
Alan Brooks

/s/ Joseph P. Platt	Director
Joseph P. Platt

/s/ Bryan Murphy	Director
Bryan Murphy